Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of TriCo Bancshares of our report dated March 12, 2014 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of North Valley Bancorp for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in this joint proxy statement/prospectus.

/s/ Crowe Horwath LLP

Sacramento, California

May 8, 2014